Contact:
Mark C. Layton	Todd Fromer / Lewis Goldberg
Senior Partner and Chief Executive Officer	Investor Relations / Media Relations
Or Thomas J. Madden	KCSA Worldwide
Senior Partner and Chief Financial Officer	(212) 896-1215 / (212) 896-1233
(972) 881-2900	tfromer@kcsa.com / lgoldberg@kcsa.com
PFSweb Reports Second Quarter Financial Results
PLANO, Texas, August 14, 2006 — PFSweb, Inc. (Nasdaq:PFSW), a global provider of business process outsourcing (BPO) solutions and web commerce retailer, today announced financial results for the three and six-month periods ended June 30, 2006.
Total reported revenue for the three months ending June 30, 2006 totaled $109.3 million, compared to $84.9 million for the same period last year. Service Fee revenue in the second quarter of 2006 was $16.2 million compared to $16.3 million for the second quarter of 2005. Supplies Distributors revenue was $60.9 million in the second quarter of 2006, compared to $63.4 million for the second quarter of 2005. Revenue from the company’s recently acquired wholly owned subsidiary, eCOST.com, was $28.8 million in the second quarter of 2006. eCOST.com reported $41.0 million of revenue for the same period last year prior to the merger. On a pro forma basis total revenues including eCOST.com for the same period last year was $125.9 million.
Additional consolidated financial information for PFSweb for the three months ending June 30, 2006 compared to the year-earlier period includes:
•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $(0.7) million versus $1.6 million in the prior year. EBITDA for the 2006 second quarter included $(4.0) million applicable to eCOST.com. Excluding eCOST.com, EBITDA for the Service Fee and Supplies Distributors businesses was $3.3 million, an increase of $1.7 million over the same period last year.

•	Net loss for the 2006 second quarter was $3.2 million, or $0.07 per basic and diluted share, compared to a net loss of $0.5 million, or $0.02 per basic and diluted share for the prior year’s period. Net loss in the current year included a net loss of $4.3 million applicable to eCOST. Excluding eCOST.com, net income for the Service Fee and Supplies Distributors businesses was $1.1 million, an increase of $1.6 million over the second quarter of last year.
o	EBITDA and net loss for the three months ended June 30, 2006 included the following:
•	Stock option compensation expense of $0.2 million in conjunction with Financial Accounting Standards Board Statement No. 123R.

•	Integration related costs applicable to eCOST of approximately $0.4 million.

o	Additionally, net loss for the period ended June 30, 2006 included the amortization of identifiable intangible assets of $0.2 million applicable to valuation of assets assigned in conjunction with the purchase of eCOST.com.

o	Excluding the impact of the items identified above, EBITDA, net loss and net loss per basic and diluted share for the period ended June 30,2006 would have been $3 thousand, $2.3 million and $0.05, respectively.
•	Merchandise sales totaled approximately $662 million during the June 2006 quarter.

•	Cash and cash equivalents and restricted cash totaled $19.0 million as of June 30, 2006.
Mark Layton, Chief Executive Officer of PFSweb, said, “We are pleased by the continued improved profitability of our Service Fee and Supplies Distributors businesses. This improvement included (1) improved gross margin performance, including the favorable impact of contracts that became operational in calendar year 2005 and experienced incremental startup related expenses in that year, and (2) reduced selling, general and administrative expenses, including the impact of ongoing cost controls and favorable exchange rates. We continue to experience improved results in the current year in winning new Service Fee business relationships, including the expansion of existing client relationships. During 2006, we have signed new contracts with estimated ongoing annual service fees of approximately $7 million, based on client projections, plus special projects of approximately $1 million. Our solid pipeline of potential new business, including pending proposals, remains a robust $40 million in annual service fees. We are targeting to maintain our steady stream of new business activity and strengthen our existing client relationships going forward.”
Consolidated revenue for the six months ending June 30, 2006 totaled $220.0 million, compared to $166.7 million for the same period last year, an increase of more than 30%. Service Fee revenue rose 5.7% for the six months ended June 30, 2006 to $32.1 million from $30.4 million for the same period in 2005. Supplies Distributors revenue increased 1.7% to $129.3 million in the six months ended June 30, 2006, compared to $127.1 million for the same period last year. eCOST.com revenue, including $12.9 million of revenue for the month of January 2006, prior to the merger, was $63.5 million in the first six months of 2006. eCOST.com reported $96.1 million of revenue for the same period of 2005. On a pro forma basis, total revenues including eCOST.com for the same period last year was $262.8 million.
PFSweb’s consolidated financials for the six months ending June 30, 2006 only reflect five months of operations for eCOST.com, as the merger closed on February 1, 2006. For additional information on PFSweb’s consolidated results for the six months ending June 30, 2006, please refer to the financial tables below.
Layton continued, “We have experienced challenges in achieving our plans to improve the service and financial performance of the eCOST.com business segment since the merger. The time and effort needed to meet certain quality and service targets for eCOST.com has been greater than we expected and has also contributed to lower than targeted revenue and gross profit margins during the June 2006 quarter and this is expected to continue into the September 2006 quarter. In addition, we experienced a significantly higher than normal level of fraudulent credit card activity in June and July, 2006 due in part to problems experienced in the ERP systems conversion. We believe that these system issues have now been resolved. We remain focused on the turnaround of eCOST.com, including the integration of our operations and driving improved financial and service level performance in the future. Profit, not revenue, will be our near term focus with an emphasis on stronger gross profit performance, controlling costs and improving quality of our operations and customer service. Once we achieve that goal, we can then turn our attention towards revenue growth and increased scale and begin to focus on the many exciting opportunities in product and international expansion we see for this business.”
“We are making progress in the turnaround of eCOST.com and plan to complete our integration in the fall of 2006, in time for the holiday season,” Layton added. “Over the past several months, we have made significant improvements in eCOST’s infrastructure, which we believe will increase operating efficiencies and enhance long-term performance. As previously discussed, we anticipate our merger with eCOST.com to produce total cost savings of approximately $4 — $5 million on an annual basis once our integration efforts are fully implemented.”

Recent highlights for eCOST.com and related merger with PFSweb include:
•	The relocation of eCOST.com’s headquarters to El Segundo, CA in a move expected to generate cost savings of approximately $20,000 per month.

•	The relocation of eCOST.com’s warehouse facility into an existing PFSweb warehouse to improve performance and reduce costs.

•	eCOST.com’s early adoption of Google Checkout, a new service from Google that offers a more convenient and secure online shopping experience.

•	The appointment of ExactTarget to assist in eCOST.com’s direct marketing campaign, providing the ability to send personalized emails to subscribers using list segmentation and unique content features as well as advanced reporting functions.

•	Nearing the completion of eCOST.com’s transition to PFSweb’s advanced ERP platform from its legacy ERP technology platform.
Layton concluded, “We remain confident in our ability to transform eCOST.com into a premier Internet retailer based on our world-class technology and operational infrastructure. Once our integration plan is complete, we expect to leverage our global platform and deliver sustainable growth within the $79 billion web commerce marketplace.”
For eCOST.com’s selected operating data for the three and six-month periods ended June 30, 2006 and 2005, please see the table below.
Conference Call Information
Management will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on August 14, 2006 to discuss the latest corporate developments and results. To listen to the call, please dial 888-338-6760 and enter the pin number (7710682) at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the company’s website, www.pfsweb.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.

A digital replay of the conference call will be available through August 28th at 877-519-4471 pin number (7710682). The replay also will be available at the company’s web site for a limited time.
Non-GAAP Financial Measures
This news release contains the non-GAAP measures EBITDA and adjusted EBITDA.
EBITDA represents earnings (or losses) before interest, taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock based compensation expense, merger integration related expenses and a loss on sales transaction. EBITDA and adjusted EBITDA is used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA and adjusted EBITDA eliminates the effect of financing, income taxes, the accounting effects of capital spending, stock-based compensation expense and merger related expenses which items may vary from different companies for reasons unrelated to overall operating performance.
Merchandise Sales
Merchandise sales represent the estimated value of all fulfillment activity that flows through PFSweb including whether or not PFSweb is the seller of the merchandise or records the full amount of such sales on its financial statements, excluding service fee revenues that PFSweb might recognize for the underlying sales transactions. PFSweb uses merchandise sales as an operating metric to allow investors to gain a more thorough understanding of its business and business volume, in addition to GAAP net revenue.
About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec, Chiasso, FLAVIA(R) Beverage Systems, Hewlett-Packard, International Business Machines, Nokia, Pfizer, Inc., Raytheon Aircraft Company, Rene Furterer USA, Roots Canada Ltd., The Smithsonian Institution and Xerox.
Through its wholly owned eCOST.com subsidiary, PFSweb also serves as a leading multi-category online discount retailer of high-quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. The eCOST.com brand markets more than 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, Hewlett-Packard, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet and through direct marketing.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s websites at http://www.pfsweb.com and http://www.ecost.com.
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report and the Risk Factors described therein. These factors include: our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients’

projections or transaction volume or product sales; our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients; our client mix, their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margins; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation; our dependency on key personnel; the impact of new accounting standards and rules regarding revenue recognition, stock options and other matters; changes in accounting rules or the interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries; whether outstanding warrants issued in a prior private placement will be exercised in the future; the transition costs resulting from our merger with eCOST; our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger: eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts; and eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
(Tables Follow)

PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations (A)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product revenue, net	$89,650	$63,438	$179,854	$127,068
Service fee revenue	16,209	16,298	32,128	30,383
Pass-through revenue	3,445	5,134	7,990	9,284

Total revenues	109,304	84,870	219,972	166,735

Costs of revenues:
Cost of product revenue	84,486	59,613	168,809	119,250
Cost of service fee revenue	11,366	12,102	22,745	22,870
Pass-through cost of revenue	3,445	5,134	7,990	9,284

Total costs of revenues	99,297	76,849	199,544	151,404

Gross profit	10,007	8,021	20,428	15,331
Selling, general and administrative expenses	12,531	7,952	23,892	14,918

Income (loss) from operations	(2,524)	69	(3,464)	413
Interest expense, net	517	474	948	793

Loss before income taxes	(3,041)	(405)	(4,412)	(380)
Income tax provision	143	141	359	380

Net loss	$(3,184)	$(546)	$(4,771)	$(760)

Net loss per share:
Basic	$(0.07)	$(0.02)	$(0.12)	$(0.03)

Diluted	$(0.07)	$(0.02)	$(0.12)	$(0.03)

Weighted average number of shares outstanding:
Basic	43,072	22,419	39,011	22,278

Diluted	43,072	22,419	39,011	22,278

EBITDA (B)	$(687)	$1,579	$125	$3,425

Adjusted EBITDA (B)	$3	$1,579	$1,636	$3,425

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K and 10-K/A for the year ended December 31, 2005.

(B)	A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	june 30,		june 30,
	2006	2005	2006	2005
Net loss	$(3,184)	$(546)	$(4,771)	$(760)
Income tax provision	143	141	359	380
Interest expense, net	517	474	948	793
Depreciation and amortization	1,837	1,510	3,589	3,012

EBITDA	$(687)	$1,579	$125	$3,425
Stock-based compensation	241	—	480	—
Loss on sales transaction to former eCOST customer	—	—	389	—
Merger related integration expenses	449	—	642	—

Adjusted EBITDA	$3	$1,579	$1,636	$3,425

PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,553	$13,683
Restricted cash	1,406	2,077
Accounts receivable, net of allowance for doubtful accounts of $1,875 and $484 at June 30, 2006 and December 31, 2005, respectively	48,538	44,556
Inventories, net	57,519	43,654
Other receivables	9,816	9,866
Prepaid expenses and other current assets	3,223	3,213

Total current assets	138,055	117,049

PROPERTY AND EQUIPMENT, net	13,525	13,040
RESTRICTED CASH	—	150
IDENTIFIABLE INTANGIBLES	7,316	—
GOODWILL	18,545	—
OTHER ASSETS	836	1,487

Total assets	$178,277	$131,726

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$27,709	$21,626
Trade accounts payable	70,718	60,053
Accrued expenses	18,667	12,011

Total current liabilities	117,094	93,690

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	1,892	6,289
OTHER LIABILITIES	1,432	1,813

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 46,526,100 and 22,613,314 shares issued at June 30, 2006 and December 31, 2005, respectively; and 46,439,800 and 22,527,014 outstanding at June 30, 2006 and December 31, 2005, respectively	47	23
Additional paid-in capital	90,858	58,736
Accumulated deficit	(34,595)	(29,824)
Accumulated other comprehensive income	1,634	1,084
Treasury stock at cost, 86,300 shares	(85)	(85)

Total shareholders’ equity	57,859	29,934

Total liabilities and shareholders’ equity	$178,277	$131,726

PFSweb, Inc. and Subsidiaries
Unaudited Consolidating Statements of Operations
for the Three Months Ended June 30, 2006
(In Thousands)

		Supplies
	PFSweb	Distributors	eCOST	Eliminations	Consolidated
REVENUES:
Product revenue, net	$—	$60,867	$28,783	$—	$89,650
Service fee revenue	16,209	—	—	—	16,209
Service fee revenue, affiliate	2,075	—	—	(2,075)	—
Pass-through revenue	3,575	—	—	(130)	3,445

Total revenues	21,859	60,867	28,783	(2,205)	109,304

COSTS OF REVENUES:
Cost of product revenue	—	56,776	27,721	(11)	84,486
Cost of service fee revenue	11,996	—	—	(630)	11,366
Pass-through cost of revenue	3,575	—	—	(130)	3,445

Total costs of revenues	15,571	56,776	27,721	(771)	99,297

Gross profit	6,288	4,091	1,062	(1,434)	10,007

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,827	2,542	4,702	(1,434)	11,637
STOCK BASED COMPENSATION EXPENSE	241	—	—	—	241
MERGER INTEGRATION EXPENSE	—	—	449	—	449
AMORTIZATION OF IDENTIFIABLE INTANGIBLES	—	—	204	—	204

Income (loss) from operations	220	1,549	(4,293)	—	(2,524)
INTEREST EXPENSE (INCOME), NET	(30)	538	9	—	517

Income (loss) before income taxes	250	1,011	(4,302)	—	(3,041)

INCOME TAX PROVISION (BENEFIT)	(200)	343	—	—	143

NET INCOME (LOSS)	$450	$668	$(4,302)	$—	$(3,184)

EBITDA	$1,765	$1,552	$(4,004)	$—	$(687)

Adjusted EBITDA	$2,006	$1,552	$(3,555)	$—	$3

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

Net income (loss)	$450	$668	$(4,302)	$—	$(3,184)
Income tax expense (benefit)	(200)	343	—	—	143
Interest expense (income)	(30)	538	9	—	517
Depreciation and amortization	1,545	3	289	—	1,837

EBITDA	$1,765	$1,552	$(4,004)	$—	$(687)
Stock-based compensation	241	—	—	—	241
Merger integration related expenses	—	—	449	—	449

Adjusted EBITDA	$2,006	$1,552	$(3,555)	$—	$3

PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidating Balance Sheets
as of June 30, 2006
(In Thousands)

		Supplies
	PFSweb, Inc.	Distributors	eCOST	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,161	$2,392	$—	$—	$17,553
Restricted cash	340	893	173	—	1,406
Accounts receivables, net	16,182	29,323	4,614	(1,581)	48,538
Inventories, net	—	47,623	9,896	—	57,519
Other receivables	—	9,816	—	—	9,816
Prepaid expenses and other current assets	1,898	1,262	63	—	3,223

Total current assets	33,581	91,309	14,746	(1,581)	138,055

PROPERTY AND EQUIPMENT, net	12,826	44	655	—	13,525
NOTE RECEIVABLE FROM AFFILIATE	12,505	—	—	(12,505)	—
INVESTMENT IN AFFILIATE	36,602	—	—	(36,602)	—
IDENTIFIABLE INTANGIBLES	—	—	7,316	—	7,316
GOODWILL	—	—	18,545	—	18,545
OTHER ASSETS	662	—	174	—	836

Total assets	$96,176	$91,353	$41,436	$(50,688)	$178,277

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$12,801	$14,891	$17	$—	$27,709
Trade accounts payable	7,006	56,876	8,417	(1,581)	70,718
Accrued expenses	8,760	4,503	5,404	—	18,667

Total current liabilities	28,567	76,270	13,838	(1,581)	117,094

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	1,892	—	—	—	1,892
NOTE PAYABLE TO AFFILIATE	—	6,505	6,000	(12,505)	—
OTHER LIABILITIES	1,432	—	—	—	1,432
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	47	—	19	(19)	47
Capital contributions	—	1,000	—	(1,000)	—
Additional paid-in capital	90,858	—	28,059	(28,059)	90,858
Retained earnings (accumulated deficit)	(28,169)	5,499	(6,480)	(5,445)	(34,595)
Accumulated other comprehensive income	1,634	2,079	—	(2,079)	1,634
Treasury stock	(85)	—	—	—	(85)

Total shareholders’ equity	64,285	8,578	21,598	(36,602)	57,859

Total liabilities and shareholders’ equity	$96,176	$91,353	$41,436	$(50,688)	$178,277

eCOST.com, Inc.
Selected Operating Data

	Three Months Ended
	June 30,
	2006	2005
Total customers (1)	1,581,606	1,287,321

Active customers (2)	351,157	536,172

New customers (3)	70,590	75,202

Number of orders (4)	89,898	122,753

Average order value (5)	$340	$352

Advertising expense (6)	$986,293	$1,467,000

Cost to acquire a new customer	$13.97	$19.51

(1)	Total customers have been calculated as the cumulative number of customers for which orders have been taken from eCOST.com’s inception to the end of the reported period.

(2)	Active customers consist of the number of customers who placed orders during the 12 months prior to the end of the reported period.

(3)	New customers represent the number of persons that established a new account and placed an order during the reported period.

(4)	Number of orders represents the total number of orders shipped during the reported period (not reflecting returns).

(5)	Average order value has been calculated as gross sales divided by the total number of orders during the period presented. The impact of returns is not reflected in average order value.

(6)	Advertising expense includes the total dollars spent on advertising during the reported period, including Internet, direct mail, print and e-mail advertising, as well as customer list enhancement services.
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